UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):


                                January 30, 2003


                           MONMOUTH COMMUNITY BANCORP
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


      New Jersey                      0-27428               22-3757709
-----------------------------   ---------------------     -----------------
(State or other jurisdiction          (Commission           (IRS Employer
    of incorporation)                 File Number)       Identification No.)


627 Second Avenue, Long Branch, New Jersey                      07740
-------------------------------------------                 ----------------
(Address of principal executive offices)                      (Zip Code)

       Registrant's telephone number, including area code: (732) 571-1300


                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5. Other Events
        ------------
On January 30, 2003, Monmouth Community Bancorp issued the following press release:

Monmouth Community Bancorp Reports a 127% Increase in Fourth Quarter Earnings and a 46% Increase in Annual Earnings

LONG BRANCH, NEW JERSEY, January 30, 2003, (OTCBB: MMTH) - Monmouth Community Bancorp, and its wholly-owned subsidiary, Monmouth Community Bank, N.A., reported net income of $234,000 for the three-month period ended December 31, 2002, as compared to net income of $103,000 for the same period in 2001, representing an increase of 127%. Income tax expense for this period was $63,000 as compared to no expense for the same period of 2001. Basic and diluted earnings per share for the three-month period ended December 31, 2002 were both $0.17, as compared to $0.13 for the same period in 2001. Per share earnings have been adjusted in both periods to reflect the 5% stock distribution to the shareholders of Monmouth Community Bancorp paid on December 31, 2002.

For the twelve-month period ended December 31, 2002, Monmouth Community Bancorp posted net income of $784,000 as compared to $537,000 for the entirety of 2001. Income tax expense for 2002 was $70,000 as compared to $1,000 in 2001. Basic and diluted earnings per share for 2002 were $0.68 and $0.67, respectively, as compared to $0.50 for both basic and diluted earnings per share for 2001.

Assets, at December 31, 2002, totaled $179.5 million, or 52% higher than the year-end December 31, 2001 total of $118.0 million. Loans, net of the allowance for loan losses, increased by $27.7 million, or 45%, to close the 2002 calendar year at $89.3 million. The allowance for loan losses at December 31, 2002 equaled 1.36% of total loans, or $1.2 million. The allowance percentage of total loans remained unchanged from the percentage at December 31, 2001. Balance sheet growth was fueled by positive deposit flows. Deposits, at December 31, 2002, totaled $164.0 million, which represents a $55.1 million, or 51%, increase from the December 31, 2001 total of $108.9 million.

James S. Vaccaro, Chairman and CEO of Monmouth Community Bancorp, commented that "The Board of Directors, management, and staff of Monmouth Community Bancorp are very pleased with the significant balance sheet growth attained in 2002 and the resultant operating successes. This balance sheet growth helped mitigate the negative effects of margin compression experienced at financial institutions during 2002 as general interest rates declined to their lowest levels in approximately forty years. In addition, the successful equity rights and common stock offering, which raised approximately $5.2 million in net proceeds and was completed on November 30, 2002, proactively and strategically created additional balance sheet capacity for continuing franchise expansion as we pursue our unwavering quest to become the 'Bank of Choice' in each of the markets we serve."

Monmouth Community Bancorp is the holding company and sole shareholder of Monmouth Community Bank, N.A., a nationally chartered commercial bank, which commenced operations in the second half of 1998. Monmouth Community Bank provides a full range of banking services to both individual and business customers through five, full-service branch facilities located in Monmouth

County, New Jersey. A sixth branch is scheduled to open in February, 2003.

Certain information included in this release may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Monmouth Community Bank, the availability of working capital, the cost of personnel, and the competitive market in which Monmouth Community Bank competes.



                                    * * * * *

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        MONMOUTH COMMUNITY BANCORP
                                        --------------------------
                                                (Registrant)



                                        By:/s/ James S. Vaccaro
                                           ------------------------
                                           James S. Vaccaro
                                           Chairman and Chief Executive Officer


Date:  February 4, 2003